PRICING SUPPLEMENT NO. 30                                                          REGISTRATION STATEMENT NO. 333-30928
DATED MAY 18, 2001                                                                     FILED PURSUANT TO RULE 424(B)(2)
(TO PROSPECTUS SUPPLEMENT
DATED MARCH 15, 2000 AND PROSPECTUS
DATED MARCH 6, 2000)

                     Credit Suisse First Boston (USA), Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING
PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE
DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE
FOR PAYMENT AT THE RATE SET FORTH BELOW.


Agent:  Credit Suisse First Boston Corporation
Principal Amount:                USD 200MM                         Optional Conversion:                 N / A
Price To Public:                  100.00%                          Optional Repayment Date:             Non-Call / Life
Underwriting Discount:            N / A
Percentage To Issuer:             100.00%                          Business Day Jurisdiction:           New York

Settlement Date                  May 18, 2001                      Initial Redemption                   N / A
(Original Issue Date):                                             Percentage:

Specified Currency:              US Dollar                         Initial Redemption Date:             N / A

Authorized                       $1,000                            Annual Redemption                    N / A
Denomination:                                                      Percentage Reduction:
Maturity Date:                   November 18, 2002                 Book Entry Note or                   B / E
                                                                   Certificated Note:
Interest Rate:                   Fed Funds Open Same
                                 Day
Index                            Fed Funds Open Same
                                 Day
Spread to Index                  +30 basis points

First Coupon:                    TBD
Interest Payment Date:           Quarterly, payable the            Total Amount of OID:                 N / A
                                 18th of each February,
                                 May,August and
                                 November. Subject to
                                 the modified following
                                 business day
                                 convention.
Interest Determination           Daily - The Fed Funds             Day Count:                           Act/360
Date:                            Open Same Day
                                 Shall be the rate set fort
                                 on Telerate Page 5
                                                                   CUSIP:                               22541FAQ9
First Interest Payment
Date:                            August 20, 2001
Settlement:                      DTC#: 355


                                   --------------------------------------------------------------
                                                     CREDIT SUISSE FIRST BOSTON

                     CREDIT SUISSE FIRST BOSTON (USA), INC.

      We are a leading global integrated investment bank serving institutional, corporate, government and individual clients. We provide our clients with a broad range of products and services, including securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full service brokerage services, correspondent financial services, online interactive brokerage services, and derivative and risk management products.

      We are the product of a recent business combination. On November 3, 2000, Credit Suisse Group ("CSG") acquired Donaldson, Lufkin & Jenrette, Inc. ("DLJ"). CSG is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation ("CSFB Corp."), CSG's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit ("CSFB") of Credit Suisse First Boston, a Swiss bank wholly-owned by CSG. CSFB is a leading global investment banking firm, providing financial advisory and capital-raising services, sales and trading, and financial products for users and suppliers of capital around the world.

      All references in the accompanying Prospectus and Prospectus Supplement to Donaldson, Lufkin & Jenrette, Inc. will now mean Credit Suisse First Boston
(USA), Inc.

                           INCORPORATION BY REFERENCE

      We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

      o     our Annual Report on Form 10-K for the year ended December 31, 2000;
            and

      o our Current Reports on Form 8-K filed on February 14, 2001 and March 19, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning CSFB Corp. at the following address:

               Credit Suisse First Boston Corporation
               Eleven Madison Avenue
               New York, NY  10010
               Attn:  Investor Marketing
               Tel:  (212) 325-4713

      We refer you to "Where You Can Find More Information" in the accompanying Prospectus for additional information.

                              PLAN OF DISTRIBUTION

      CSFB Corp. has been added to the distribution agreement dated March 15, 2000 as additional agent. This Pricing Supplement has been prepared for use by CSFB Corp. in connection with offers and sales of the notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. We have been advised by CSFB Corp. that it currently intends to make a market in the notes; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the notes. CSFB Corp. may act as principal or agent in such transactions. CSFB Corp. is our affiliate. The offering of the notes is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.


CAPITALIZED TERMS NOT DEFINED ABOVE HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.




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